Exhibit 10.1
Medical Investment Group, LLC. 9 Meriam Street Lexington, MA 02420 (781) 863-2680

Tom O'Brien	September 3, 2010
Revolutions Medical Corporation, Inc.
2073 Shell Ring Circle
Mount Pleasant, SC 29466

Dear Tom,

Confirming our discussions I am pleased to provide Revolutions Medical Corporation, Inc. (RevMed) with a contract for manufacturing for the fixed needle RevVac 3ml safety syringe.

The terms of the agreement are as follows:

(1) RevMed agrees to deliver 40,000 shares of RevMed stock owned to Rich Theriault to him no later than September 7, 2010. (2) RevMed agrees to pay MIG $600,000

a. $50,000 to be paid no later than Sept 10, 2010
b. $70,000 to be paid no later than Sept 17, 2010
c. Balance to be paid in a payment plan over 6 months with a minimum payment of $50K/month beginning October 1, 2010.

(3) MIG is responsible for the maintenance and upkeep of all the molds necessary to meet the syringe volume commitments in this agreement.
(4) RevMed agrees to a standing order of 5,000,000 syringes per month for a period of 5 years.
(5) MIG agrees to begin monthly delivery of 5,000,000 syringes upon receipt of $600,000 and within 6 to 8 months of the signing of the final agreement.

a. RevMed agrees to pay MIG a per syringe price as set forth on Annex A hereto b. 50% deposit for 5,000,000 syringes on the first of each month c. 25% on shipment d. 25% on receipt by RevMed
(6) RevMed agrees to pay for any FDA approvals and/or maintenance required for the safety syringe. These approvals to start no later than upon the signing of the final agreement.

(7) RevMed agrees to pay for any regulatory approvals required for the sales of the safety syringe outside of the US.
(8) Pricing to RevMed shall be adjusted up or down based on changes in material cost, labor or currency rates than are more than TBD% against the baseline rates as of the final agreement.

(9) Beginning October 1, 2010 RevMed agrees to pay MIG $5,000/month up to production but not to exceed 8 months to pay for in-country support beginning October 1, 2010.
(10) Upon signing of the final agreement RevMed agrees to negotiate up to I M options, warrants or shares with Rich Theriault.

Medical Investment Group, LLC. 9 Meriam Street Lexington, MA 02420 (781) 863-2680

Except for actions related to negligence of Rich Theriault or SPD, upon execution of this agreement, RevMed agrees to indemnify Rich Theriault or SPD for any legal claims (to the extent allowed by law) related solely to the Traxyz License. SPD and Rich Theriault agrees to use their collective best efforts to support RevMed in legal action they may bring against Traxyz.

Upon execution of this agreement, RevMed agrees to waive any conflict of interest between Rich Theriault, SPD, RevMed and MIG, provided, as of the date hereof such conflict exists and has been disclosed to RevMed.

Both parties agree to reach a final detailed agreement with these key commercial terms as represented in this document in place no later than September 17th.

I welcome the opportunity to continue our work with you. A signature by both parties is considered to be acceptance of this contract and the associated terms and conditions including an agreement by RevMed to pay MIG $50,000 deposit no later than Sept 10, 2010 and to pay MIG $70,000 by September 17th.

It is understood by all parties that this is a binding contract and in the event that an agreement is not reached by September 17th on the any additional terms the terms and obligations of this contract survive.

This agreement shall be governed by the laws of the state of south carolina without regard to conflicts of law principles.

Regards,

/s/ Richard Theriault	9-03-10
Richard Theriault, Managing Member	Date
Medical Investment Group, LLC.

/s/ Tom O'Brien	9-03-10
Tom O'Brien	Date
Revolutions Medical Corporation, Inc.